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                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                      NORTH ATLANTIC TRADING COMPANY, INC.

    This Certificate of Amendment to the Certificate of Incorporation of North Atlantic Trading Company, Inc. (the "Corporation") was duly adopted by the Board of Directors and by written consent of a majority of stockholders of the Corporation in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

    THE UNDERSIGNED, being President of the Corporation, hereby certifies that:

    FIRST:  The name of the Corporation is North Atlantic Trading Company, Inc.

    SECOND: The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 19, 1997.

    THIRD: Section 4.1 of said Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

    "4.1 Total Authorization. The Corporation shall have authority to issue Nineteen Million Five Hundred Thousand (19,500,000) shares of capital stock which shall be divided into classes of voting common stock, non-voting common stock and preferred stock as follows:

    (a) Seven Hundred Fifty Thousand (750,000) shares of voting common stock, par value $.O1 per share ("Voting Common Stock").

    (b) Seven Hundred Fifty Thousand (750,000) shares of non-voting common stock, par value $.0l per share ("Non-Voting Common Stock"; and together with the Voting Common Stock, the "Common Stock").

    (c) Twelve Million (12,000,000) shares of preferred stock, par value $.01 per share ("Non-Exchange Preferred Stock").

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    (d)  Six Million (6,000,000) shares of preferred stock, par value $.01 per share ("Exchange Preferred Stock"; and together with Non-Exchange Preferred Stock, the "Preferred Stock").

    FOURTH: The foregoing amendment herein certified has been duly adopted by written consent in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, Thomas F. Helms, Jr., President, has duly executed this Certificate of Amendment this 14th day of July, 1997 and affirms, under the penalties of perjury, that the statements herein are true and correct.



                                        /s/ Thomas F. Helms, Jr.
                                        -------------------------
                                        Thomas F. Helms, Jr.
                                        President



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